Exhibit 10.21

Five Below, Inc.

1818 Market Street, Suite 1900

Philadelphia, PA 19103

April 16, 2012

Personal and Confidential

Kenneth R. Bull

Five Below, Inc.

1818 Market Street, Suite 1900

Philadelphia, PA 19103

Re: Continuing Employment Terms

Dear Kenneth:

Reference is made to that certain letter agreement dated June 21, 2005 between you and Five Below, Inc. (the “Company”) regarding your employment (the “2005 Letter Agreement”). In connection with your promotion to the position of Chief Financial Officer and your enhanced responsibilities and performance of same, you and the Company have agreed to certain terms and conditions of your continued employment with the Company. This letter agreement (“Agreement”) memorializes the terms and conditions agreed to and shall become effective upon the date you and the Company have each executed this Agreement (the “Effective Date”) and shall supersede and replace the 2005 Letter Agreement in its entirety. The terms and conditions of your continued employment with the Company following the Effective Date shall be as follows:

POSITION:	Chief Financial Officer.

COMPENSATION:	Effective as of April 1, 2012, you will be paid an annual base salary of $325,000, payable in accordance with the Company’s regular payroll practices, which annual base salary will be subject to annual review for increase by the Company’s Board of Directors (the “Board of Directors”) or the Compensation Committee of the Board of Directors (the “Compensation Committee”). The Compensation Committee may, in its sole discretion, approve payment of bonuses to you.

BENEFITS:	You will be entitled to continue to participate in the health and welfare plans and tax qualified retirement plans available to other employees of the Company, subject to the terms of those plans.

SEVERANCE:	If the Company terminates your employment without “Cause”, you will be entitled to:

*       6 months of base salary continuation following such termination (less any amounts you earn from outside sources during such 6 month period), payable in accordance with the Company’s regular payroll practices and such payments will commence on the first payroll date of the Company following the thirtieth (30th) day of the termination of your employment (the “First Payroll Date”). The portion of the severance pay that would have been paid to you during the period between the termination of your employment and the First Payroll Date had no thirty-day delay been required will be paid to you in a lump sum on the First Payroll Date and thereafter the remaining portion of the severance pay will be paid without delay as provided in this paragraph; and

*       monthly payments equal to the applicable monthly premium for COBRA continuation coverage for so long as you are receiving such continuation coverage up to 6 months after such termination, commencing on the First Payroll Date; provided that the portion of the COBRA premiums paid by you during the period between the termination of your employment and the First Payroll Date, if any, had no thirty-day delay been required will be paid to you in a lump sum on the First Payroll Date.

For this purpose:

“Cause” means (i) alcohol abuse or use of controlled drugs (other than in accordance with a physician’s prescription); (ii) refusal, failure or inability to perform any material obligation or fulfill any duty (other than any duty or obligation of the type described in clause (iv) below) to the Company (other than due to a Disability as defined in the Company Equity Incentive Plan), which failure, refusal or inability is not cured within 10 days after delivery of notice thereof; (iii) gross negligence or willful misconduct in the course of employment; (iv) any breach of any obligation or duty to the Company or any of its affiliates (whether arising by statute, common law, contract or otherwise) relating to confidentiality, noncompetition, nonsolicitation or proprietary rights; (v) other conduct involving any type of disloyalty to the Company or any of its affiliates, including, without limitation, fraud, embezzlement, theft or proven dishonesty; and (vi) conviction of (or the entry of a plea of guilty or nolo contendere to) a misdemeanor involving moral turpitude or a felony.

Notwithstanding the foregoing, all severance benefits will be contingent upon your execution of a fully effective and non-revocable general release of claims against the Company and its affiliates, in substantially the form attached hereto as Exhibit A (the “Release”), within 30 days following the termination of your employment, which release will be provided to you within five days of the termination of your employment.

NONDISCLOSURE:	You acknowledge that you will continue to be bound by the terms of the Non-Disclosure Agreement, which you executed on June 24, 2005 in connection with your 2005 Letter Agreement.

SECTION 409A
COMPLIANCE:	Notwithstanding any provision to the contrary herein, no severance shall be paid pursuant to this Agreement unless the termination of your employment constitutes a “separation from service” (as such term is defined in Treas. Reg. Section 1.409A-1(h), including the default presumptions).

To the maximum extent permitted under Section 409A of the Code (“Section 409A”), the severance payments and benefits payable under this Agreement are intended to be exempt from Section 409A in reliance on the “separation pay exception” under Treas. Reg. Section 1.409A-1(b)(9)(iii). If any payment, compensation or other benefit provided to you in connection with the termination of your employment is determined by the Company, in whole or in part, not to be so exempt and to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are a specified employee as defined in Section 409A(a)(2)(B)(i), then such “nonqualified deferred compensation” will not be paid before (i) the first regularly scheduled payroll date following the sixth (6th) month after the termination of your employment or (ii) the first regularly scheduled payroll date following your death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to you during the period between the date of termination and the New Payment Date will be paid to you in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date will be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of Section 409A, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A and, if necessary, any such provision shall be deemed amended to comply with Section 409A and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. In no event may you designate the calendar year of payment of any severance benefits payable to you under this Agreement.

Notwithstanding anything to the contrary contained in this Agreement, all reimbursements and in-kind benefits provided hereunder shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during your lifetime, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year may not affect the expenses eligible for reimbursement, or in- kind benefits to be provided, in any other taxable year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

MISCELLANEOUS:	You will continue to be an “at-will” employee who can resign or terminate your employment with the Company at any time. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without “Cause” or advance notice.

The Company will be entitled to withhold from any amounts to be paid or benefits provided to you hereunder any federal, state, local or foreign withholding, FICA contributions, or other taxes, charges or deductions which it is from time to time required to withhold. The Company will be entitled to rely on the advice of counsel if any question as to the amount or requirement of any such withholding shall arise.

As a Company employee, you will continue to be expected to abide by all Company rules and regulations.

Neither this Agreement nor any of your rights, duties or obligations shall be assignable by you, nor shall any of the payments required or permitted to be made to you by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws.

Any notice, request, instruction or other document given under this Agreement shall be in writing and shall be addressed and delivered, in the case of the Company, to the President of the Company at the principal office of the Company and, in your case, to your address as shown in the records of the Company or to such other address as may be designated in writing by either party.

This Agreement shall be exclusively governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of law doctrine.

The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision.

A waiver by either party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.

This Agreement forms the complete statement of your employment terms with the Company, and supersedes any other agreements made to you by anyone, whether oral or written, including without limitation, the 2005 Letter Agreement. This Agreement may not be amended or revised except by a writing signed by the parties.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

[Signature Page Follows]

If you are in agreement with the foregoing, please execute this Agreement at the signature line below and return an executed copy to my attention.

Very truly yours,

/s/ Thomas G. Vellios
Thomas G. Vellios
President & Chief Executive Officer

Accepted and agreed to by:

/s/ Kenneth R. Bull
Kenneth R. Bull

Date: April 16, 2012

EXHIBIT A

GENERAL RELEASE OF CLAIMS

A general release is required as a condition for receiving the severance payments described in the employment agreement between Five Below, Inc. (the “Company”) and Kenneth R. Bull (“you”) dated April 16, 2012, (the “Employment Agreement”); thus, by executing this general release (“General Release”), you, on your own behalf and on behalf of your heirs, estate and beneficiaries, generally release and forever discharge the Company, its predecessors, successors or assigns, affiliates, shareholders or members, and their respective managers, members, partners, officers, directors, agents and employees and each of their heirs, executors, successors and assigns (individually a “Released Party” and collectively the “Released Parties”) from any and all claims and causes of action of every kind, nature and description whatsoever, whether known, unknown or suspected to exist, which you ever had or may now have, against any of the Released Parties, arising out of or relating to your employment relationship with the Company, and/or your separation from that employment relationship, including but not limited to:

a. All claims arising out of or relating to the statements, actions, or omissions of the Released Parties.

b. All claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Americans with Disabilities Act of 1990, as amended; the Civil Rights Act of 1991; the Family and Medical Leave Act of 1993; the Equal Pay Act of 1963; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974; the Fair Credit Reporting Act; and any other federal, state or local anti-discrimination acts, state wage payment statutes and non-interference or non-retaliation statutes under any applicable state or local laws or ordinances or any other legal restrictions on the Released Parties’ rights.

c. All claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; promissory estoppel; your activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law.

d. All claims for compensation of any kind, including without limitation, commission payments, bonus payments, vacation pay, expense reimbursements, reimbursement for health and welfare benefits, and perquisites including payments, benefits, and reimbursements; except as otherwise provided in the Employment Agreement.

e. All claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages.

f. All claims for attorneys’ fees, costs, and interest.

The foregoing release shall not extend to the following: (i) your rights to receive severance under the terms of the Employment Agreement; (ii) any rights you may have to receive vested amounts under any of the Company’s employee benefit plans and/or pension plans or programs; (iii) your rights to medical benefit continuation coverage, on a self-pay basis, pursuant to federal law (COBRA); (iv) any rights or claims that the law does not allow to be released and/or waived by private agreement; (v) any rights or claims that are based on events occurring after the date on which you sign this General Release; (vi) any rights or claims that you have relating to your outstanding equity rights to receive shares of common stock of the Company, as well as any shares of common stock of the Company that you own and (vii) any claims to indemnification or insurance coverage, including but not limited to “D&O coverage”, that you may have with respect to any claims made or threatened against you in your capacity as a director, officer or employee of the Company. You acknowledge and agree that even though claims and facts in addition to those now known or believed by you to exist may subsequently be discovered, it is your intention to fully settle and release all claims you may have against the Released Parties, whether known, unknown or suspected.

It is further understood and agreed that you are waiving any right to initiate an action in state or federal court by you or on your behalf alleging discrimination on the basis of race, sex, religion, national origin, age, disability, marital status, or any other protected status or involving any contract or tort claims based on your termination from the Company. It is also acknowledged that your termination is not in any way related to any work-related injury.

This General Release shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania, without regard to principles of conflict of laws. If any clause of this General Release should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this General Release.

You understand and agree that the compensation and benefits described in the Employment Agreement offer you consideration greater than that to which you would otherwise be entitled. You acknowledge that before entering into this agreement, you have had the opportunity to consult with any attorney or other advisor of your choice, and you have been advised to do so, and to the extent you deem appropriate, you have fully availed yourself of this right. You acknowledge that you have executed this General Release knowingly and voluntarily with full understanding of its terms and after having been advised and having had the opportunity to seek and receive advice and counsel from your attorney. You acknowledge that you have been given a period of at least 21 days within which to consider this General Release or have knowingly and voluntarily waived your right to do so. You understand that you may revoke this General Release during the seven days following the execution of this General Release by delivering notice to the Company. If no such revocation occurs, this General Release shall become effective on the eighth day following the execution of this General Release.

[Signature Page Follows]

I hereby state that I have carefully read this General Release and that I am signing this General Release knowingly and voluntarily with the full intent of releasing the Released Parties from any and all claims, except as set forth herein. Further, if signed prior to the completion of the 21 day review period, this is to acknowledge that I knowingly and voluntarily signed this General Release on an earlier date.

Date	Kenneth R. Bull